CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION Harsco Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that: 1. The Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article FIRST, so that, as amended said Article shall read as follows: The name of the Corporation is Enviri Corporation. 2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware. IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer as of this 5th day of June, 2023. By; _j�'etJ.��:._::::::_L'Jj Name: Title: Corporate Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:24 AM 09/05/2013
FILED 11:13 AM 09/05/2013
SRV 131056449 - 0497602 FILE

RESTATED CERTIFICATE OF INCORPORATION

OF

HARSCO CORPORATION

Harsco Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Harsco Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was February 28, 1956.

2. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

3. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of this Corporation's Restated Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4. The text of the Restated Certificate of Incorporation, as amended or supplemented heretofore, is hereby restated without further amendments to read as herein set forth in full:

FIRST: The name of the Corporation is HARSCO CORPORATION.

SECOND: The location of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent therein and in charge thereof is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware.

THIRD: The objects and purposes for which and for any of which this Corporation is formed are to do any or all of the things herein set forth to the same extent as natural persons might or could do, viz:

1. To manufacture, purchase, lease or otherwise acquire, to hold, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, to invest, trade, design, install, fabricate, prefabricate, import, export, package, ship, grant licenses with respect of, deal in and with, as principal agent, factor or otherwise, at wholesale, retail, on commission or otherwise, products, articles and any or all things capable of fabrication or prefabrication; in general, but without limitation, to engage in the fabricating or prefabricating business in all its varied branches.

2. To manufacture, purchase, lease or otherwise acquire, to hold, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, to invest, trade, import, export, deal in and deal with goods, wares and merchandise and real and personal property of every class and description and in particular, lands, properties, easements, buildings, business concerns and undertakings, concessions, produce, and any interest in real or personal property, and any claims against such property or against any person or corporation, and to carry on any business concern, or undertaking so acquired.

3. To purchase, receive, hold and own bonds, mortgages, debentures, notes, shares of capital stock and other securities, obligations, contracts and evidences of indebtedness of any company, corporation or association, or of any government, state, municipality or body politic; to receive, collect and dispose of interest, dividends, and income upon, of and from any of the bonds, mortgages, debentures, notes, shares of capital stock, securities, obligations, contracts, evidences of indebtedness and other property held or owned by it, and to exercise in respect of all such bonds, mortgages, debentures, notes, shares of capital stock, securities, obligations, contracts, evidences of indebtedness and other property, any and all the rights, powers and privileges of individual ownership thereof, including the right to vote thereon.

4. To acquire the good will, rights and property, and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation, and to pay for the same in cash, stock or bonds of this Corporation or otherwise.

5. To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patents, patent rights, licenses and privileges, inventions, improvements and processes, trademarks and trade names and copyrights relating to or useful in connection with any business of this Corporation.

6. To buy, sell, process, transport, truck and otherwise deal in all kinds of by-products of iron, steel and other metal industries or either of them or in which iron, steel and other metals form a substantial part, and to engage in a general extracting business in iron, steel and other metals.

7. To engage in the manufacture and sale of castings, die castings, dies, tools, jigs and fixtures; die casting, polishing and other machinery; and manufactured products of all kinds.

8. To enter into, make, perform and carry out contracts of every kind for any lawful purpose, without limit as to amount, with any person, firm, association or corporation.

9. To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, warrants and other negotiable or transferable instruments.

10. To borrow money, issue bonds, debentures or obligations of this Corporation from time

to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise.

11. To purchase, hold and reissue the shares of its capital stock; provided that this Corporation shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the Corporation; and provided further that shares of its own capital stock belonging to the Corporation shall not be voted upon directly or indirectly.

12. To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, to hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States and in any and all foreign countries, subject to the laws of such States, Districts, Territories, Colonies or Countries.

13. In general, to carry on the foregoing or any other business in connection with the foregoing, either as principal, agent, factor or otherwise, at wholesale, retail, on commission or otherwise, whether manufacturing or otherwise, and to have and to exercise all the powers conferred by the laws of Delaware upon corporations formed under the act hereinafter referred to.

14. The foregoing clauses shall be construed as objects and powers and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation.

FOURTH: The total number of shares of all classes of stock which this Corporation shall have authority to issue is 154,000,000 shares, of which 4,000,000 shares are to be Preferred Stock of the par value of $1.25 per share and 150,000,000 shares are to be Common Stock of the par value of $1.25 per share.

The amount of capital with which this Corporation will commence business is $1,250.

A statement of such of the designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the different classes of stock of this Corporation, the fixing of which by this Certificate of Incorporation is desired, and the express grant of authority desired to be granted to the Board of Directors to fix by resolution or resolutions any thereof that may be desired but which are not fixed by this Certificate of Incorporation, are as follows:

Division A. Preferred Stock

1. <u>Issuable in Series</u> - Shares of the Preferred Stock may be divided into and issued in series from time to time as herein provided. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series and shall have such voting powers, full or limited or without voting powers, designations, preferences and

relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed herein or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority expressly vested in it by the provisions of this Certificate of Incorporation.

2. Authority of Board of Directors to Create Series - The Board of Directors of this Corporation is hereby expressly granted authority at any time or from time to time, by resolution or resolutions, to create one or more series of the Preferred Stock, to fix the authorized number of shares of any series (which number of shares may vary as between series and be changed from time to time by like action), and to fix terms of such series to the full extent now or hereafter permitted by the laws of the State of Delaware, including but not limited to, the following:

(a) the designation of such series, which may be by distinguishing number, letter or title;

(b) the rate or rates at which shares of such series shall be entitled to receive dividends, the periods in respect of which dividends are payable, the conditions upon, and times of payment of, such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, whether such dividends shall be cumulative and, if cumulative, the date or dates from which such dividends shall accumulate, and the other terms and conditions applicable to dividends upon shares of such series;

(c) the rights of the holders of the shares of such series in case this Corporation be liquidated, dissolved or wound up (which may vary depending upon the time, manner, or voluntary or involuntary nature or other circumstances of such liquidation, dissolution or winding up) and the relationship and preference, if any, of such rights to rights of holders of shares of stock of any other class or classes or any other series of stock;

(d) the right, if any, to redeem shares of such series at the option of this Corporation, including any limitation of such right, and the amount or amounts to be payable in respect of the shares of such series in case of such redemption (which may vary depending on the time, manner or other circumstances of such redemption), and the manner, effect and other terms and conditions of any such redemption thereof;

(e) the obligation, if any, of this Corporation to purchase, redeem or retire shares of such series and/or to maintain a fund for such purpose, and the amount or amounts to be payable from time to time for such purpose or into such fund, or the number of shares to be purchased, redeemed or retired, the per share purchase price or prices and the other terms and conditions of any such obligation or obligations;

(f) the voting rights, if any, full, special or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series or of the Preferred Stock, restricting the permissible terms of other series or the permissible variations between series of Preferred Stock, authorizing or issuing additional shares of Preferred Stock, creating debit or creating any class of stock ranking prior to or on a parity with the Preferred Stock or any series thereof as to dividends or assets);

(g) the right, if any, to exchange or convert the shares of such series into shares of any other series of the Preferred Stock or into shares of any other class of stock of this Corporation, and the rate or basis, time, manner, terms and conditions of exchange or conversion or the method by which the same shall be determined; and

(h) the other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of such series.

The Board of Directors shall fix the terms of each such series by resolution or resolutions adopted at any time prior to the issuance of the shares thereof, and the terms of each such series may, subject only to restrictions, if any, imposed by applicable law, vary from the terms of other series to the extent determined by the Board of Directors from time to time and provided in the resolution or resolutions fixing the terms of the respective series of the Preferred Stock.

The Board of Directors is also hereby expressly granted authority, at any time or from time to time, by resolution or resolutions, within the then total authorized number of shares of the Preferred Stock of all series, to increase the authorized number of shares of any series or of any Preferred Stock which is not part of a then existing series and to establish or re-establish any authorized or unissued shares of Preferred Stock as shares of any series or as Preferred Stock which is not part of any then existing series.

Attached hereto as Exhibit A and incorporated herein by reference is the Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Cumulative Preferred Stock authorized by the Board of Directors effective September 28, 1997 pursuant to the authority conferred by this Article FOURTH.

Division B. Common Stock

3. Dividends - Out of the assets of this Corporation available for dividends, remaining after full satisfaction of the applicable preferential rights, if any, of holders of outstanding shares of Preferred Stock, in accordance with the provisions of any certificate or certificates setting forth the resolutions fixing the terms of series of the Preferred Stock

and after making such provision, if any, as the Board of Directors may, in its discretion, deem necessary for working capital and reserves or for compliance with any other terms of any series of the Preferred Stock, then, and not otherwise, dividends may be declared and paid upon the Common Stock, to the exclusion of the Preferred Stock.

4. Purchases - Subject to any applicable provisions of any certificate or certificates setting forth the resolutions fixing the terms of any series of the Preferred Stock, this Corporation may at any time or from time to time purchase shares of its Common Stock in any manner now or hereafter permitted by law, publicly or privately, or pursuant to any agreement.

5. Distribution of Assets - In the event that this Corporation shall be liquidated, dissolved or wound up, after satisfaction of the applicable preferential rights, if any, of holders of outstanding shares of Preferred Stock in accordance with any certificate or certificates setting forth the terms of any series of the Preferred Stock, the holders of the Common Stock shall be entitle to receive, pro rata and to the exclusion of the Preferred Stock, all of the remaining assets of this Corporation available for distribution to its stockholders.

6. Voting Rights - Except as provided in any certificate or certificates setting forth the resolutions fixing the terms of series of the Preferred Stock, or as otherwise required by law, the holders of the Common Stock shall possess full and exclusive voting power for the election of directors and for all other purposes.

Division C. General

7. Issuance of Shares - All authorized shares of stock of this Corporation shall be available for issuance and may be issued in accordance with the provisions of this Certificate of Incorporation, as from time to time amended, and the statutes in such case made and provided, for such consideration permitted by law (not less than the par or stated value thereof) as may be fixed from time to time by the Board of Directors. Without limiting in any way the generality of the foregoing, shares of any class of stock of this Corporation or of any series of any class may be issued in exchange for and upon surrender of outstanding shares of any other class or series upon such basis as the Board of Directors may at any time or from time to time determine and all shares so issued shall be and be taken to be full-paid and non-assessable and not liable to any further call, subject to the provisions of paragraph 8 below.

8. Exchange or Conversion of Shares - If any shares of stock of this Corporation are at any time issued in exchange for or upon conversion of outstanding shares of another class or series, the capital of this Corporation in respect of the shares surrendered for exchange or conversion immediately prior to such issue, or deemed by the Board of Directors to be applicable to said shares, shall thereupon and in each case, without effecting a reduction of the capital of this Corporation, be and be deemed to be allocated to the shares so issued or, if shares of more than one series or class of stock be so issued, to be allocated between the shares of the series or classes so issued as may be determined by the Board of

Directors; provided that, if any shares so issued be shares with par value, the amount to be allocated to them shall be at least equal to the aggregate par value of such shares and, if the shares so issued be shares with a par value and also shares without par value, the amount to be allocated to them in the aggregate shall exceed the aggregate par value of said shares with par value. Nothing herein shall prevent the taking of any action at any time or from time to time with respect to the capital of this Corporation, however such capital shall then be allocated, or whether to increase or decrease the same with respect to any class or classes, or otherwise, in any manner or to any extent now or hereafter permitted by law.

9. Fractional Shares - Fractions of shares resulting from any exchange or conversion of outstanding shares of stock of this Corporation may, in the discretion of the Board of Directors, be disregarded in whole or part, to be provided for in cash or be represented by scrip certificates containing such terms and conditions (including without limitation and if deemed advisable non-voting and non-dividend bearing provisions and authority for the sale of fractions of shares represented by such scrip certificates for account of the holders thereof) as the Board of Directors may fix and determine.

FIFTH: The names and places of residence of each of the original incorporators are as follows:

Gardner Small	277 Avenue C New York, NY
Rolf F. Wisness	470 76th Street Brooklyn, NY
Herbert A. Power	77-17 64th Street Glendale, L.I., NY

SIXTH: This Corporation is to have perpetual existence.

SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

EIGHTH: No holder of any stock of this Corporation shall be entitled as of right to purchase or subscribe for any part of any stock of the Corporation authorized herein or of any additional stock of any class to be issued by reason of any increase of the authorized capital stock of the Corporation, or of any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, but any stock authorized herein or any such additional authorized issue of any stock or of securities convertible into stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms and conditions as the Board of Directors may in their discretion determine, without offering any thereof on the same term or on any terms to the stockholders then of record or to any class of stockholder.

NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a) The make, alter, amend and rescind the by-laws of this Corporation; to fix the amount to be reserved as working capital; to authorize and cause to be executed mortgages and liens upon the real and personal property of this Corporation.

(b) From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of this Corporation, other than the stock ledger, or any of them, shall be open to the inspection of the stockholder, and no stockholder shall have any right of inspecting any account or book or document of this Corporation except as conferred by statute, or authorized by the directors, or by a resolution of the stockholders.

(c) If the by-laws so provide, to designate two or more of their number to constitute an executive committee, which committee shall for the time being, as provided in said resolution or in the by-laws of this Corporation, have and exercise any or all of the powers of the Board of Directors in the management of the business and affairs of this Corporation, and have power to authorize the seal of this Corporation to be affixed to all papers which may require it.

TENTH: This Corporation may in its by-laws confer powers additional to the foregoing upon the directors, in addition to the powers and authorities expressly conferred upon them by the statute.

ELEVENTH: Both stockholders and directors shall have power, if the by-laws so provide, to hold their meetings either within or without the State of Delaware; and the Corporation may have one or more offices in addition to the principal office in Delaware, and keep its books (subject to the provision of the statutes) outside of the State of Delaware at such places as may be from time to time designated by the Board.

TWELFTH: No contact or other transaction between the Corporation and any other firm or corporation shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation is or are interested in or is a member, director, officer or stockholder or are members, directors, officers or stockholders of, such other firm or corporation, and any director or directors, officer of officers, individually or jointly, may be a party or parties to or may be interested in any contract or transaction of the Corporation or in which the Corporation is interested; and no contract, act or transaction of the Corporation with any person, firm, corporation or association shall be affected or invalidated by the fact that any director or directors, or officer or officers of the Corporation is a party or are parties to or interested in such contract, act or transaction or in any way connected with such person, firm, corporation or association, and each and every person, who may become a director or officer of the Corporation is hereby relieved, as far as is legally permissable, from any disability which might otherwise

prevent him from contracting with the Corporation for the benefit of himself, or of any firm, corporation or association in which he may in any way be interested.

THIRTEENTH:

(a) The Corporation shall have power to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another entity against all expenses incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are a party, are made parties, or threatened to be made parties by reason of being or having been such directors or officers.

(b) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived any improper personal benefit.

FOURTEENTH:

(A) Business Combinations with Substantial Stockholders.

1. Ninety Percent Required Vote. Except as provided in Subparagraph (2) hereof, the affirmative vote of at least 90% of the vote which all holders of Common Stock of this Corporation, voting as a single class, are entitled to cast thereon with respect to such Common Stock and, in addition, the affirmative vote of the number or proportion of shares of any class or series of any class of shares of this Corporation, if any, as shall at the time be required by the express terms of any such class or series, shall be required to approve any of the following transactions ("Business Combinations") involving a Substantial Stockholder (hereinafter defined):

(a) any merger or consolidation of this Corporation or any subsidiary thereof with or into (i) any Substantial Stockholder or (ii) any other corporation which after such merger or consolidation would be an Affiliate (hereinafter defined) of a Substantial Stockholder, or

(b) any sales, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Substantial Stockholder of any substantial part (hereinafter defined) of the assets of this Corporation of any subsidiary thereof, or

(c) the issuance or transfer by this Corporation or by any subsidiary thereof (in one transaction or series of related transactions) of any equity securities, or rights with respect to equity securities, of this Corporation or any subsidiary thereof to any

Substantial Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, except in the course of a public offering when such securities are issued to a Substantial Stockholder who is an underwriter in such offering primarily for resale, or

(d) the adoption of any plan or proposal for the liquidation or dissolution of this Corporation if, as of the record date for the determination of Stockholders entitled to notice thereof and to vote thereon, any person shall be a Substantial Stockholder, or

(e) any reclassification of securities (including any reverse stock split) or recapitalization of this Corporation, or any reorganization, merger or consolidation of this Corporation with any of its subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Substantial Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding securities of any class of equity securities of this Corporation or any subsidiary which is directly or indirectly beneficially owned (as hereinafter defined) by any Substantial Stockholder.

2. Exceptions to Ninety Percent Required Vote. Subparagraph (A)(1) of this Article Fourteenth shall not apply to a Business Combination if either (a) the Business Combination is approved by a vote of three-quarters of the Continuing Directors, or (b) the Substantial Stockholder shall have complied with the provisions of Subparagraph (A)(3) of this Article Fourteenth and all other holders of Common Stock of this Corporation shall have been given a reasonable opportunity immediately before the consummation of the Business Combination to receive in the Business Combination, or the right to receive as a result of or in the Business Combination, cash, cash and other consideration, or other consideration, the per share fair market value of which will not, at the time the Business Combination is effected, together with any cash, be less than the greatest of (i) the highest price per share (including brokerage commissions, soliciting dealers' fees and all other expenses) paid by the Substantial Stockholder in acquiring any of its shares of Common Stock of this Corporation; (ii) the per share book value of this Corporation's Common Stock at the time the Business Combination is effected determined by such independent appraisal firm or other experts as the Board of Directors deem appropriate; (iii) the highest sale or bid price per share for the Common Stock during the 24 months immediately preceding the time the Business Combination is effected; and (iv) an amount which bears the same or a greater percentage relationship to the market price of this Corporation's Common Stock immediately prior to the announcement of the Business Combination as the highest per share price paid in (i) above bore to the market price of this Corporation's Common Stock immediately prior to the commencement of acquisition of this Corporation's Common Stock by such Substantial Stockholder.

3. Restrictions on Corporate Action. Without the approval of three-quarters of the Continuing Directors, a Substantial Stockholder, after the time it became such, seeking to comply with clause (b) of Subparagraph (A)(2) of this Article Fourteenth, shall not have (i) made any material change in this Corporation's business or capital structure, (ii) received the benefit directly or indirectly (except proportionately as a Stockholder) of any loan, advances, guarantees, pledges or other financial assistance provided by this Corporation, (iii) made, caused or brought about, directly or indirectly, any change in this Corporation's Certificate of Incorporation or By-laws or in the membership of this Corporation's Board of Directors or any committee thereof, or (iv) acquired any newly issued or treasury shares of this Corporation's capital stock directly or indirectly from this Corporation (except upon conversion of convertible securities or as a result of a pro rata share dividend or share split).

4. Certain Definitions. The following terms when used herein shall have the meanings set forth below:

(a) The term "Substantial Stockholder" shall mean any person, corporation or other entity, together with any other entity with which it or its Affiliate or Associate (hereinafter defined) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation or which is its Affiliate or Associate, which immediately prior to any Business Combination has "beneficial ownership" (hereinafter defined) of more than 10% of the outstanding shares of Common Stock of this Corporation. For the purpose of this Article Fourteenth, the outstanding shares of Common Stock shall include all shares deemed owned under the definition herein of beneficial ownership, but shall not include any other shares which may be issuable either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(b) The term "Affiliate" and "Associate" shall have the meanings ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 in effect on January 1, 1984.

(c) The term "beneficial ownership" shall have the meaning ascribed thereto in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 in effect on January 1, 1984. Without limitation, any shares of Common Stock of this Corporation which any Substantial Stockholder has the right to acquire either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise, shall be deemed beneficially owned by a person in determining whether such person is a Substantial Stockholder.

(d) The term "substantial part" shall mean assets having a book value in excess of. 10% of the book value of the total consolidated assets of this Corporation at the end of its most recent fiscal year ending prior to the time the determination is

made, all determined in accordance with generally accepted accounting principles.

(e) The term "Continuing Director" shall mean a person who was a member of the Board of Directors of this Corporation immediately prior to the date as of which the Substantial Stockholder in question became a Substantial Stockholder, or, following such date, a person designated (before his initial election or appointment as a director) as a Continuing Director by a majority of the Whole Board, but only if a majority of the Whole Board shall not then consist of Continuing Directors, by a majority of the then Continuing Directors.

(f) The term "Whole Board" shall mean the total number of directors which this Corporation would have if there were no vacancies.

5. Findings. A majority of the Whole Board shall have the power to determine, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the power to determine, for the purposes of this Article Fourteenth, on the basis of information known to them, (i) the number of shares of common stock of this Corporation beneficially owned by any person, (ii) whether a person is an Affiliate or an Associate of another, and (iii) any other factual matter relating to the applicability or effect of this Article Fourteenth.

6. Conclusive Determination. Any determinations made by the Board of Directors, or by the Continuing Directors, as the case may be, pursuant to this Article Fourteenth in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon this Corporation and its stockholders, including any Substantial Stockholder.

7. Fiduciary Duty. Nothing contained in this Article Fourteenth shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

8. Severability. In the event that any paragraph (or portion thereof) of this Article Fourteenth shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of this Article Fourteenth shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article Fourteenth remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including Substantial Stockholder, notwithstanding any such findings.

9. Amendments. This Paragraph (A) of this Article Fourteenth shall not be amended, modified or repealed in any manner, directly or indirectly, except by (i) the approval of 90% of the vote which all holders of Common Stock, voting as a single class, are entitled

to cast thereon with respect to such Common Stock and, in addition, the affirmative vote of any other class of shares of this Corporation, if any as shall at the time be required by the express terms of any such class or series, or (ii) the approval of three-quarters of the Continuing Directors and the stockholder approval otherwise required by statute or by-law for such amendment.

(B) By-law and Preferred Stock Provisions.

The provisions of Paragraph (A) of this Article Fourteenth shall be subject to the express terms of any class or series of any class of preferred stock of this Corporation. The By-laws of this Corporation shall not contain any provisions inconsistent with this Article Fourteenth.

FIFTEENTH:

(a) Number, Election and Term of Directors. The number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws of the Corporation. The Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at each annual meeting of stockholders, except as provided in Paragraph (c) of this Article FIFTEENTH, and each Director shall hold office until the next annual meeting of stockholders and until such Director's successor is elected and qualified, except as required by law.

(b) Stockholder Nomination of Director Candidates. Advance notice of nominations for the election of Directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the By-laws.

(c) Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of Directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the stockholders and until such Director's successor is elected and qualified, except as required by law. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d) Removal of Directors. Any Director or the entire Board of Directors may be removed, with or without cause, as provided herein. At any annual meeting of stockholders of the Corporation or at any special meeting of stockholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of at least eighty percent of the vote which all holders of Common Stock of this Corporation, voting together as a single class, are entitled to cast thereon with

respect to such Common Stock, may remove such Director or Directors with or without cause.

(e) Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the Chairman of the Board or by the President.

(f) By-laws Amendments. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, Sections 1, 2 and 3 of Article II and Sections 2, 3 and 4 of Article III of the By-laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the approval of eighty percent of the vote which all holders of Common Stock, voting as a single class, are entitled to cast thereon with respect to such Common Stock.

(g) Amendments. This Article Fifteenth shall not be amended, modified or repealed in any manner, directly or indirectly, except by the approval of eighty percent of the vote which all holders of Common Stock, voting as a single class, are entitled to cast thereon with respect to such Common Stock.

(h) Preferred Stock Provisions. The provisions of this Article Fifteenth shall be subject to the express terms of any class or series of any class of preferred stock of this Corporation.

SIXTEENTH:

(a) Prevention of Greenmail. Any purchase or other acquisition, directly or indirectly, in one or more transactions, by the Corporation or any Subsidiary (as hereinafter defined) of the Corporation of any share of Common Stock of this Corporation known by the Corporation to be beneficially owned by any Substantial Stockholder (as hereinafter defined) who has beneficially owned such security or right for less than two years prior to the date of such purchase shall, except as hereinafter expressly provided, require the affirmative vote of at least eighty percent of the vote of all of the shares of Common Stock of this Corporation, voting as a single class, are entitled to cast thereon with respect to the such Common Stock. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition by the Corporation or any of its Subsidiaries of Common Stock purchased at or below Fair Market Value (as hereinafter defined) or made as part of a tender or exchange offer made on the same terms to all holders of such

securities and complying with the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder or in a Public Transaction (as hereinafter defined).

(b) Certain Definitions. The following terms when used herein shall have the meanings set forth below:

(1) The terms "Affiliate" and "Associate" shall have the meanings ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 in effect on January 1, 1986.

(2) A person shall be a "beneficial owner" of any shares of Common Stock of this Corporation:

(A) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(B) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) any right to vote pursuant to any agreement, arrangement or understanding; or

(C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any security of any class of the Corporation or any of its Subsidiaries.

(D) For the purposes of determining whether a person is a Substantial Stockholder, the relevant class of securities outstanding shall be deemed to include all such securities of which such person is deemed to be the "beneficial owner" through application of this subparagraph (2), but shall not include any other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise, but are not yet issued.

(3) "Fair Market Value" means, for any share of Common Stock of this Corporation, the average of the closing sale prices during the ninety-day period immediately preceding the repurchase of such Common Stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such Common Stock is not quoted on the Composite Tape, on the New

York Stock Exchange, or, if such Common Stock, is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such Common Stock, is listed, or if such Common Stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of such Common Stock, during the ninety-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations system or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such Common Stock, as determined by the Board of Directors in good faith.

(4) A "person" shall mean any individual, firm, corporation or other entity (including a "group" within the meaning of Section 13(d) of the Exchange Act).

(5) A "Public Transaction" shall mean any (i) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933 or (ii) open market purchases of shares if, in either such case, the price and other terms of sale are not negotiated by the purchaser and seller of the beneficial interest in the shares.

(6) The term "Subsidiary" shall mean any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation (whether or not any other class of securities has or might have voting power by reason of the happening of a contingency) is at the time owned or controlled directly or indirectly by the Corporation or one or more Subsidiaries or by the Corporation and one or more Subsidiaries.

(7) "Substantial Stockholder" shall mean any person (other than (i) the Corporation, (ii) any of its Subsidiaries, (iii) any benefit plan or trust of or for the benefit of the Corporation or any of its Subsidiaries, or (iv) any trustee, agent or other representative of any of the foregoing) who or which:

(A) is the beneficial owner, directly or indirectly of more than five percent of the outstanding shares of Common Stock of this Corporation; or

(B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than five percent of the outstanding shares of Common Stock of this Corporation; or

(C) is an assignee of or has otherwise succeeded to any shares of any class of the outstanding shares of Common Stock of this Corporation which were at any time within the two-year period immediately prior to the date in question beneficially owned by a Substantial Stockholder, unless such assignment or succession shall have occurred pursuant to any Public Transaction or a series of transactions including a Public Transaction.

(8) The term "Whole Board" shall mean a total number of Directors this Corporation would have if there were no vacancies.

(c) Findings. A majority of the Whole Board shall have the power to determine, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of Continuing Directors shall have the power to determine, for the purposes of this Article Sixteenth, on the basis of information known to them, (i) the number of shares of Common Stock of this Corporation beneficially owned by any person, (ii) whether a person is an Affiliate or an Associate of another, (iii) whether a transaction is a Public Transaction, (iv) the Fair Market Value of any shares of Common Stock and (v) any other factual matter relating to the applicability or effect of this Article Sixteenth.

(d) Amendments. This Article Sixteenth shall not be amended, modified or repealed in any manner, directly or indirectly, except by the approval of eighty percent of the vote which all holders of Common Stock, voting as a single class, are entitled to cast thereon with respect to such Common Stock.

SEVENTEENTH: The Board of Directors, when evaluating any (a) tender offer or invitation for tenders, or proposal or offer to make a tender offer or request or invitation for tenders, by another party, for or of any equity security of the Corporation, or (b) proposal or offer by another party to (1) merge or consolidate the Corporation or any Subsidiary of the Corporation with another corporation, (2) purchase or otherwise acquire all or a substantial portion of the properties or assets of such other party, or (3) liquidate, dissolve, reclassify the securities of, recapitalize or reorganize the Corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to (i) all factors which the Board of Directors deems relevant, including, without limitation, the social, legal and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries and their employees, customers, suppliers, and other constituents operate or are located and (ii) not only the consideration being offered in relation to the current market price for the Corporation's outstanding shares of capital stock, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern.

EIGHTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any Receiver or Receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any Receiver or Receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourth in value of the creditors, or class of creditors, and/or of the stockholder or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement, and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINETEENTH: This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, said Harsco Corporation has caused this Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer, Patrick K. Decker, and attested by A. Verona Dorch, its Vice President, General Counsel and Corporate Secretary, this 30th day of July, 2013.

HARSCO CORPORATION

By: ______________________

Patrick K. Decker
President and Chief Executive Officer

ATTEST:

By: ______________________

A. Verona Dorch
Vice President, General Counsel and
Corporate Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:17 PM 05/01/2015
FILED 01:21 PM 05/01/2015
SRV 150600044 - 0497602 FILE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

HARSCO CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Harsco Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph (c) of Article FIFTEENTH thereof and inserting the following in lieu thereof:

   "FIFTEENTH

   (c) Number, Election and Term of Directors. The number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. Except as provided otherwise in this Article FIFTEENTH, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; *provided, however*, that if the number of director nominees exceeds the number of directors to be elected as a result of a timely nomination by a stockholder or stockholders in accordance with Article III, Section 2 of the Bylaws, as determined by the Secretary of the Corporation as of the close of the applicable notice of nomination period set forth in the Bylaws, then each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Article FIFTEENTH, a majority of the votes cast means that the number of shares voted 'for' a director must exceed the number of votes cast 'against' that director."

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Harsco Corporation has caused this Certificate to be executed by its duly authorized officer on this 29th day of April, 2015.

HARSCO CORPORATION

By: ______________________

Name: Russell C. Hochman

Title: Corporate Secretary

CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION

Harsco Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article FIRST, so that, as amended said Article shall read as follows:

   The name of the Corporation is Enviri Corporation.

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer as of this 5th day of June, 2023.

By: [signature]
Name: Russell C. Hochman
Title: Corporate Secretary